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                                                                                                                     Exhibit 12.1

                                                        GEORGIA POWER COMPANY
                                                        ---------------------
                                        Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001
                       and the year to date June 30, 2002

                                                                                                                              Six
                                                                                                                            Months
                                                                                                                            Ended
                                                                                    Year ended December 31,               June 30,
                                                  ---------------------------------------------------------------------------------
                                                   1997           1998          1999        2000          2001            2002
                                                   ----           ----          ----        ----          ----            ----
                                                  ----------------------------Thousands of Dollars---------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes      $ 1,277,565  $ 1,249,768   $ 1,158,999  $ 1,192,370   $ 1,220,654      $  587,912
      AFUDC - Debt funds                             9,030        7,117        12,429       23,396        13,574           4,414
                                               -----------  -----------   -----------  -----------   -----------      ----------
         Earnings as defined                   $ 1,286,595  $ 1,256,885   $ 1,171,428  $ 1,215,766   $ 1,234,228      $  592,326
                                               ===========  ===========   ===========  ===========   ===========      ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                  $ 196,707    $   182,879   $   164,375  $   171,994   $   162,546      $   65,754
   Interest on interim obligations                 7,795         12,213        19,787       28,262        25,082           8,768
   Amort of debt disc, premium and expense, net   14,191         13,378        15,127       14,257        15,106           8,008
   Other interest  charges                        57,623         71,536        75,868       79,396        55,175          34,841
                                               ----------   -----------   -----------  -----------   -----------      ----------
         Fixed charges as defined              $ 276,316    $   280,006   $   275,157  $   293,909   $   257,909      $  117,371
                                               =========    ===========   ===========  ============  ===========      ==========



RATIO OF EARNINGS TO FIXED CHARGES                 4.66           4.49          4.26        4.14         4.79             5.05
                                                   ====           ====          ====        =====        =====            ====


Note:        The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern
             Electric Generating Company.

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